                                                                  Exhibit 99.1




                                    Adopted by directors on December 15, 1988
                                    Approved by shareholders on May 18, 1989
                                    Amended by directors on March 17, 1993
                                    Approved by shareholders on May 21, 1993
                                    Amended and restated by directors on August
                                    25, 1994 Adopted by shareholders on December
                                    12, 1994 Amended by directors on March 14,
                                    1996 Adopted by shareholders on May 16, 1996
                                    Restated to reflect 2:1 stock split of the General Stock on July 25, 1996



                               GENZYME CORPORATION


                         1988 DIRECTOR STOCK OPTION PLAN


      This 1988 Director Stock Option Plan dated December 15, 1988 (the "Plan") governs options to purchase General Division Common Stock, $0.01 par value ("General Stock"), and Tissue Repair Division Common Stock, $0.01 par value ("TR Stock"), of Genzyme Corporation (the "Company") granted on or after the date hereof by the Company to members of the Board of Directors of the Company who are not also officers or employees of the Company. The purpose of the Plan is to attract and retain qualified persons to serve as Directors of the Company and to encourage ownership of stock of the Company by such Directors so as to provide additional incentives to promote the success of the Company.

      1.    ADMINISTRATION OF THE PLAN.

            Grants of stock options under the Plan shall be automatic as provided in Section 6. However, all questions of interpretation with respect to the Plan and options granted under it shall be determined by a committee consisting of all Directors of the Company who are not eligible to participate in the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

      2.    PERSONS ELIGIBLE TO PARTICIPATE IN THE PLAN.

            Members of the Board of Directors of the Company (the "Board") who are not also officers or employees of the Company shall be eligible to participate in the Plan.

      3.    SHARES SUBJECT TO THE PLAN.

            (a) The aggregate number of shares of General Stock and TR Stock of the Company which may be optioned under this Plan is 200,000 shares and 70,000 shares, respectively. In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change relating to the General Stock or the TR Stock, the maximum aggregate number and kind of shares or securities of the Company as to which options may be granted under this Plan and as to which options then outstanding shall be exercisable, and the option price of such options, shall be appropriately adjusted by the Board (whose determination shall be conclusive) so as to preserve the value of the option.

            (b) In the event of a consolidation or merger of the Company with another corporation where the Company's stockholders do not own a majority in interest of the surviving or resulting corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, any deferred exercise period shall be automatically accelerated and each holder of an outstanding option shall be entitled to receive upon exercise and payment in accordance with the terms of the option the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of shares of General Stock or TR Stock purchasable under his or her option or, if another corporation shall be the survivor, such corporation shall substitute therefor substantially equivalent shares, securities or property of such other corporation; provided, however, that in lieu of the foregoing the Board may upon written notice to each holder of an outstanding option or right provide that such option or right shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised.

            (c) Whenever options under this Plan lapse or terminate or otherwise become unexercisable the shares of General Stock or TR Stock which were subject to such options may again be subjected to options under this Plan. The Company shall at all times while this Plan is in force reserve such number of shares of Stock as will be sufficient to satisfy the requirements of this Plan.

      4.    NON-STATUTORY STOCK OPTIONS

            All options granted under this Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

      5.    FORM OF OPTIONS

            Options granted hereunder shall be in substantially the form of the attached Exhibit A or in such other form as the Board may from time to time determine.

      6.    GRANT OF OPTIONS AND OPTION TERMS.

            (a) Initial Grant of General Stock Options. Upon the original adoption of this Plan by the Board of Directors of the Company, initial options to purchase General Stock were automatically granted to the following Directors in the amounts set forth opposite their respective names, giving effect to the 2:1 stock split of the General Stock on July 25, 1996:

                  Name of Director              Number of Shares
                  ----------------              ----------------
            Constantine E. Anagnostopoulos            4,000
            Charles L. Cooney                         8,000
            Eileen M. More                            4,000
            Henry R. Lewis                            8,000
            Douglas A. Berthiaume                     4,000

            (b) Initial Grant of TR Stock Options. Upon the effective date of the Company's acquisition of BioSurface Technology, Inc., initial options to purchase 5,000 shares of TR Stock shall be automatically granted to each Director then in office who is not also an officer or employee of the Company.

            (c) Automatic Grant of Options. At each annual meeting of the stockholders of the Company, those Directors to be elected or re-elected at that meeting who are eligible to receive options under the Plan shall automatically be granted, for each year of the term of office to which they are elected, options to purchase (i) 4,000 shares of General Stock and (i) a number of shares of TR Stock equal to 1,000 times a fraction, the numerator of which is the Fair Market Value of the General Stock and the denominator of which is the Fair Market Value of the TR Stock. In addition, upon the election of an eligible Director under the Plan other than at an annual meeting of stockholders (whether by the Board of Directors or the stockholders and whether to fill a vacancy or otherwise), such Director shall automatically be granted options to purchase the number of shares of General Stock and TR Stock described in the preceding sentence for each year or portion thereof of the term of office to which he or she is elected. The "Date of Grant" for options granted under this Plan shall be (i) the date this Plan is initially adopted by the Board of Directors for the initial options to purchase General Stock, (ii) the effective date of the Company's acquisition of BioSurface Technology, Inc. for the initial options to purchase TR Stock and (iii) the date of election or re-election as a Director, as the case may be, for all subsequent options. No options shall be granted hereunder after ten years from the date on which this Plan was initially approved and adopted by the Board of Directors. As used herein, "Fair Market Value" for the General Stock and the TR Stock shall mean the last sale price for the General Stock and the TR Stock, respectively, as reported by the National Association of Securities Dealers Automated Quotations National Market System on the Date of Grant of such options.

            (d) Option Price. The option price for each option granted under this Plan shall equal to the Fair Market Value of the class of common stock with respect to which the option is exercisable.

            (e) Term of Option. The term of each option granted under this Plan shall be ten years from the Date of Grant.

            (f) Period of Exercise.

                  (i) Options to purchase General Stock initially granted upon adoption of this Plan by the Board of Directors became exercisable with respect to the number of shares indicated below on the date of the annual meetings of stockholders of the Company set forth opposite the number of shares (giving effect to the 2:1 stock split of the General Stock on July 25, 1996) if and only if the option holder was a member of the Board of Directors of the Company at the opening of business on that date:

      Name of Director              Number of Shares         Annual Meeting
      ----------------              ----------------         --------------
Constantine E. Anagnostopoulous           4,000                   1990
Charles L. Cooney                         4,000                   1989
Charles L. Cooney                         4,000                   1990
Eileen M. Moore                           4,000                   1989
Henry R. Lewis                            4,000                   1990
Henry R. Lewis                            4,000                   1991
Douglas A. Berthiaume                     4,000                   1989

                  (ii) Options to purchase TR Stock initially granted upon the effective date of the Company's acquisition of BioSurface Technology, Inc. shall be exercisable in full on their Date of Grant.

                  (iii) Options granted under this Plan at an annual meeting of stockholders shall become exercisable with respect to one-third of the total number of shares of General Stock and TR Stock on the date of each annual meeting of stockholders following their Date of Grant, if and only if the option holder is a member of the Board of Directors of the Company at the opening of business on that date (for example, if options to purchase a total of 12,000 shares of General Stock and 1,500 shares of TR Stock are granted to a Director at the 1996 annual meeting, the options will become exercisable with respect to 4,000 shares of General Stock and 500 shares of TR Stock at each of the 1996, 1997 and 1998 annual meetings). Directors holding exercisable options under this Plan who cease to serve as members of the Board of Directors of the Company may, during their lifetime, exercise the rights they had under such options at the time they ceased being a Director for the full unexpired term of such option. Upon the death of a Director, those entitled to do so under the Director's will or the laws of descent and distribution shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights which were available to the Director at the time of his or her death. Options granted under the Plan shall terminate, and no rights thereunder may be exercised, after the expiration of the applicable exercise period. Notwithstanding the foregoing provisions of this section, no rights under any options may be exercised after the expiration of ten years from their Date of Grant.

            (g) Method of Exercise and Payment. Options may be exercised only by written notice to the Company at its head office accompanied by payment of the full option price for the shares of Stock as to which they are exercised. The option price shall be paid in cash or by check. Upon receipt of such notice and payment, the Company shall promptly issue and deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for the number of shares as to which the exercise is made.

            (h) Non-transferability. Options granted under this Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by him or her.

      7.    LIMITATION OF RIGHTS.

            (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option or any other action taken pursuant to the Plan, shall constitute an agreement or understanding, express or implied, that the Company will retain an optionee as a Director for any period of time or at any particular rate of compensation.

            (b) No Stockholders' Rights for Options. Directors shall have no rights as a stockholder with respect to the shares covered by their options until the date they exercise such options and pay the option price to the Company, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such option is exercised and paid for.

      8.    AMENDMENT OR TERMINATION.

            The Company's Board may amend or terminate this Plan at any time, provided that (i) an increase of the aggregate number of shares of General Stock or TR Stock which may be optioned under this Plan (except as permitted by Section 2 of the Plan), (ii) material modification of the requirements as to eligibility for participation under this Plan, and (iii) a material increase in benefits to participants under this Plan are subject to approval by stockholders of the Company within 12 months from the date of such amendment by the affirmative vote of the holders of a majority of the shares of Stock of the Company present, or represented and entitled to vote at a meeting duly held in accordance with the laws of Massachusetts. In the event such approval is not obtained, options granted subsequent to any such amendment shall not be entitled to the benefit thereof, or if the amendment increases the aggregate number of shares of the Company which may be optioned under this plan and sufficient shares are not otherwise available under this Plan, shall be void and without effect.